UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 6250 1658

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Michael Zhao has resigned from the Board of Directors of AsiaInfo Holdings, Inc. (the “Company”), effective as of August 31, 2004. The Company has appointed Davin Mackenzie to the Company’s Board of Directors, effective as of August 31, 2004, to replace Mr. Zhao. Mr. Mackenzie has been appointed as a Class III director, and along with the Company’s other Class III directors, Mr. Mackenzie’s directorship will expire on the date of the Company’s 2005 Annual Meeting of stockholders, at which time he will be eligible to be elected by the Company’s stockholders for a new three year term. Mr. Mackenzie is currently the Managing Director and Beijing Representative of iVentures, a private equity firm focused on China. Prior to his joining iVentures in 2000, Mr. Mackenzie served seven years with the International Finance Corporation, a private sector arm of the World Bank, including four years as the Country Manager for China and Mongolia. Before that Mr. Mackenzie also served as a senior associate at Mercer Management Consultants in Washington, D.C, and as the Taipei branch manager for First National Bank of Boston in Taiwan. Mr. Mackenzie graduated from Dartmouth College with a B.A. in Government and received an M.A. in International Studies and an M.B.A at the University of Pennsylvania. Mr. Mackenzie speaks fluent Mandarin and French.

The Company’s Board of Directors has determined that Mr. Mackenzie is an “independent” director for purposes of applicable SEC and Nasdaq rules.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: September 1, 2004		/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President and Chief Financial Officer